Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:          Bill Volz, President

Kimiko Milheim, CFO

(408) 542-5400

LOGIC DEVICES ADDS NEW MEMBERS

TO ITS BOARD OF DIRECTORS

Sunnyvale, Calif. (September 8, 2010) – LOGIC Devices Incorporated (Nasdaq: LOGC) today announced that Mr. Hal Shoemaker and Mr. James T. Hooper were appointed to the Company's Board of Directors. As a result, the Company's Board now comprises four members.

Mr. Shoemaker has extensive sales and marketing experience related to semiconductor manufacturing materials and equipment. His experience includes sales of specialty and precious metals while at the Sel-Rec-OMI division of Occidental Petroleum. He was a vice president and director at specialty semiconductor packaging manufacturer, Hestia Technologies, Inc. Currently, he is active as a principal of Cumulative Technologies Corporation, which markets semiconductor packaging equipment, materials, and services.

Mr. Hooper retired as Director of Quality Engineering for the Manufacturing Services Group of Advanced Micro Devices, and has additional quality and manufacturing experience with Fairchild Semiconductor Corporation, Omnex Corporation, and Supertex Corporation. Through his firm, Hooper’s Contract Management Services, Mr. Hooper develops and provides quality management systems for semiconductor-related industries. Mr. Hooper consulted with LOGIC Devices from January 2008 through February 2010 as our Director of Quality to oversee our ISO 9001 and Mil-PRF-38535 certifications.

“We are very excited to have both, Hal and Jim, join our board. They bring a vast amount of industry experience and relationships that can only benefit LOGIC. We look forward to growing the Company with their input and knowledge,” stated Bill Volz, president of LOGIC Devices.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Any statements in this press release regarding expectations of future events are “forward-looking statements” involving risks and uncertainties, including, but not limited to, market acceptance risks, the effect of economic conditions and shifts in supply and demand, the impact of competitive products and pricing, product development, commercialization and technological difficulties, availability of capital, and capacity and supply constraints.  Please refer to the Management Discussion and Analysis of Financial Condition and Results of Operations (MD&A) for a discussion of risks in the most recent LOGIC Devices Annual Report on Form 10-K and the quarterly report under Form 10-Q.

LOGIC Devices Incorporated, an ISO 9001:2008 registered company, is focused on developing high-performance, digital silicon and integrated product solutions for high-performance, power-sensitive applications. Our products meet or exceed the requirements for broadcast video, medical imaging, industrial-embedded computer, surveillance, and instrumentation, as well as telecommunications companies.  More information about LOGIC Devices and its products is available on our website, www.logicdevices.com.